Exhibit (d)(43)(b)

Amendment to Investment Subadvisory Agreement

Prudential Investments LLC (“PI”) and AST Investment Services, Inc. (“ASTI”), as applicable, and Pacific Investment Management Company LLC (“Subadviser”) hereby agree to amend the investment subadvisory agreement (including all amendments and supplements thereto) listed below (the “Agreement”) by amending existing Exhibit A or Schedule A (as applicable) to the Agreement (“Existing Schedule A”), which addresses the level of fees under the Agreement. Existing Schedule A is hereby superseded and replaced in its entirety with the attached Amended Schedule A, effective as of April 1, 2008.

The Agreement affected by this Amendment consists of the following:

1.

Investment Subadvisory Agreement effective as of March 17, 2006, by and among ASTI, PI, and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST Advanced Strategies Portfolio of Advanced Series Trust .

PI and ASTI, as applicable, and Subadviser further agree that Amended Schedule A supersedes and replaces all other fee agreements or arrangements, whether written or oral, that may be applicable to the Agreement.

IN WITNESS HEREOF, the PI, ASTI, and the Subadviser have duly executed this Amendment as of the date and year first written above.

PI

PRUDENTIAL INVESTMENTS LLC

By:___________________________
Name:________________________
Title:_________________________

ASTI

AST INVESTMENT SERVICES, INC.

By:___________________________
Name:________________________
Title:_________________________

SUBADVISER

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:__________________________

Name:________________________

Title:_________________________

Effective Date: April 1, 2008

AMENDED SCHEDULE A

Advanced Series Trust

(formerly, American Skandia Trust)

AST Advanced Strategies Portfolio

As compensation for services provided by Pacific Investment Management Company LLC (PIMCO), Prudential Investments LLC and AST Investment Services, Inc. (formerly, American Skandia Investment Services, Inc.) will pay PIMCO a fee on the net assets of the AST Advanced Strategies Portfolio managed by PIMCO that is equal, on an annualized basis, to the following:

Portfolio Investment Category	Subadvisory Fee Rates
U.S. Fixed-Income	0.250% on aggregate average daily net assets up to $1 billion: 0.225% on aggregate average daily net assets over $1 billion *
Hedged International Bond	0.25% of average daily net assets
Advanced Strategies I	0.49% of average daily net assets

* For purposes of the fee calculation, the assets of each fund or portfolio subadvised by PIMCO on behalf of Prudential Investments and AST Investment Services, Inc. pursuant to a “total return” strategy or mandate (as mutually agreed upon and identified by the parties) shall be aggregated for each day, provided that the total of all such assets is at least $3 billion. However, on any day that the total of all such “total return” assets is less than $3 billion, the subadvisory fee rate shall be 0.25%.

Dated as of March 17, 2006; as amended and restated as of April 1, 2008.